COMP
Stanley W. Parry, Esq.
Nevada Bar No. 1417
CURRAN & PARRY
601 S. Rancho Dr., C-23
Las Vegas, Nevada 89106
(702) 471-7000
Attorneys for Plaintiff
                                 DISTRICT COURT

                              CLARK COUNTY, NEVADA

MORGENS,  WATERFALL,   VINTIADIS  &
COMPANY,  INC.,  a  New  York  Corporation;
shareholder  derivatively on behalf of RIVIERA
HOLDINGS  CORPORATION,  a Nevada
Corporation,

                           Plaintiff,

 v.                                                       Case No.: A408793
                                                          Dept. No.:   XVII
RIVIERA HOLDINGS CORPORATION, a
Nevada Corporation; both as a Defendant and
nominal Defendant and WILLIAM L.                          ARBITRATION EXEMPTION
WESTERMAN, ROBERT R. BARENGO,                             CLAIMED:
RICHARD L. BAROVICK and JAMES N.
LAND, JR., as Directors of RIVIERA
HOLDINGS CORPORATION, a Nevada
Corporation; DOES I through X; and ROE
CORPORATIONS I through X,

                    Defendants.


                               VERIFIED COMPLAINT

NOW COMES the Plaintiff, Morgens, Waterfall, Vintiadis & Company, Inc., a New York Corporation by its counsel, Stanley W. Parry, Esq., of the law firm CURRAN & PARRY, and hereby complains against the Defendants as follows:

                                  INTRODUCTION

Morgens, Waterfall, Vintiadis & Company, Inc. ("Morgens Waterfall"), herein files both a direct claim for relief against Riviera Holdings Corporation for wrongful conduct and a derivative shareholders claim against Riviera Holdings Corporation seeking to enjoin the corporation from acting in a manner that discriminates between and among its shareholders and is wasteful of corporate assets. The First, Second, and Third Claims of Relief are direct causes of action against Riviera Holdings Corporation, the Fourth Claim is a shareholder derivative action.

                               COMMON ALLEGATIONS

1. Plaintiff Morgens Waterfall is a New York Corporation authorized to do business in the State of Nevada.

2. Upon information and belief, Defendant Riviera Holdings Corporation ("Riviera") is a Nevada corporation organized pursuant to the laws of the State of Nevada, and doing business in Clark County, Nevada, at all times relevant hereto.

3. The true names of Defendants DOES I through X and ROES I through X are not known at this time; it is alleged and believed, however, that these Defendants were involved in the initiation, approval, support, or execution of the wrongful acts upon which this litigation is premised, or of similar actions against Morgens Waterfall of which it is presently unaware, or that said DOES and ROES are the companies, are affiliated with the companies, or are the purchasers of the companies which were doing business as Riviera at the time of the acts complained of herein.

4.  Plaintiff  is  the  authorized  agent  for  minority   shareholders   owning
approximately 24.96 percent of Riviera public stock.

5. Plaintiff acts both in its capacity as a shareholder seeking direct remedies against the Defendant Riviera and seeking derivative relief as a shareholder of Defendant Riviera.

6. Defendants William L. Westerman, Robert R. Barengo, Richard L. Barovick and James N. Land, Jr. are directors of Riviera.

                               STATEMENT OF FACTS

7. In or about late 1996 or early 1997, Allen E. Paulson ("Paulson"), acting through a representative, contacted both Riviera, the owner of The Riviera Hotel & Casino in Las Vegas, Nevada, and Morgens Waterfall and advised them of his interest in a possible acquisition of Riviera. Paulson is the sole shareholder of R&E Gaming, Corp. ("R&E") and Carlo Corporation. He is also the beneficial owner of approximately 2% of the outstanding stock of Riviera.

8. Besides Paulson and Morgens Waterfall, Riviera's other major shareholders include Keyport Life Insurance Company ("Keyport"), which owns approximately
16.91 % of the shares of common stock of Riviera, and SunAmerica Life Insurance Company ("SunAmerica") which owns approximately 15.03% of the shares of common stock of Riviera.

9. The parties negotiated a proposed transaction whereby Paulson and his affiliates would obtain control of Riviera through options for all of the Riviera stock owned by Morgens Waterfall, Keyport and SunAmerica. (the "Sellers"). In or about April of 1997, the Sellers agreed to grant R&E an option to buy their collective 58.9% stake in Riviera for $15 per share (plus interest).

10. In or about May 1997, the Riviera Board of Directors held a meeting to consider this proposal. The Riviera Board determined that Paulson and his affiliates would have to extend their offer to acquire the Sellers' interest to all Riviera shareholders.

11. The acquisition of Riviera, as eventually structured (the "Riviera Merger"), included an Option and Voting Agreement and an Agreement and Plan of Merger. In addition, the acquisition of Riviera included an Escrow Agreement to provide the remaining shareholders in Riviera, other than Paulson (the "Remaining Shareholders"), the same basic financial compensation as the Sellers.

12. Under the Option and Voting Agreement executed September 15, 1997, the Sellers agreed to vote their shares in Riviera for approval of the Riviera Merger. The Agreement also gave R&E an option to purchase the shares held by the Sellers at an exercise price of $15 per share. In order to ensure payment of partial consideration for the grant of the option, R&E delivered a letter of credit in the face amount of $3,817,680 to Morgens Waterfall, a letter of credit in the face amount of $2,571,480 to Keyport, and a letter of credit in the face amount of $2,285,760 to SunAmerica. Each letter of credit provided that "it may be drawn on in the event the transactions contemplated by the Riviera Merger Agreement am not consummated, other than as a result of certain [specified]
circumstances   ...."  The  Sellers   were   entitled  to  receive  the  partial
consideration  "if (A) the Riviera Merger  Agreement  [was]  terminated  (except pursuant to a Non-Payment Termination Event. . . ."

13. In addition, on September 15, 1997, R&E, Riviera and State Street Bank and Trust Company of California, N.A., executed an Escrow Agreement, whereby R&E deposited into escrow a letter of credit in favor of State Street Bank as the escrow agent, in the amount of approximately $5 million (the "Escrow Funds") as security for R&E's agreement to purchase the outstanding shares of Riviera stock, other than the shares owned by Morgens Waterfall, Keyport, SunAmerica, R&E, Riviera Acquisition Sub, Inc., or Paulson (the "'Disqualified Holders).

14. Upon the receipt of a certificate from Riviera certifying that the Riviera Merger Agreement had been terminated pursuant to a termination event which was not a Non-Payment Termination Event, the Escrow Agent was required to deliver the letter of credit funds to Riviera; and upon Riviera's receipt of such funds from the Escrow Agent, Riviera would distribute such funds to the Stockholders, other than the Disqualified Holders.

15. By letter of April 2,1998, R&E terminated the Riviera Option Agreement. By letters of April 2 and April 6,1998, R&E and Riviera Acquisition Sub, Inc. terminated the Riviera Merger Agreement

16. On April 2, 1998, Riviera presented to State Street Bank correspondence, constituting the company certificate required by the Escrow Agreement for negotiation of the Riviera letter of credit, stating and representing that the requisite conditions entitling it to payment had been met.

17. On April 2, 1998, R&E presented to State Street Bank correspondence constituting a gaming certificate as required by the Escrow Agreement. On April 8, 1998, R&E presented to State Street Bank correspondence constituting a gaming contesting certificate as required by the Escrow Agreement.

18.On April 3, 1998, Morgens Waterfall presented to City National Bank its letter of credit and a certificate of drawing stating that the requisite conditions entitling it to payment had been met.

19. On April 3, 1998, Keyport presented to City National Bank its letter of credit and a certificate of drawing stating that the requisite conditions entitling it to payment had been met.

20. On April 3, 1998, SunAmerica presented to City National Bank its letter of credit and a certificate of drawing stating that the requisite conditions entitling it to payment had been met.

21. On April 9,1998, Paulson, R&E, Elsinore Acquisition Sub, Inc., Riviera Acquisition Sub, Inc., and Carlo Corporation (the "Paulson Plaintiffs") filed a Complaint, an Application for Temporary Restraining Order barring further presentment or negotiation of the various letters of credit by Morgens Waterfall, Keyport and SunAmerica (the "Non-Settling Defendants"), and a Proposed Order to Show Cause Why A Preliminary Injunction Should Not Issue, in the United States District Court for the Central District of California (Western Division), Case No. 98-2644 ABC (AIJx) (the "Paulson Plaintiffs' Litigation").

22. A preliminary injunction hearing was held on April 13, 1998, and at the conclusion of the hearing, the Court denied the requested preliminary injunctive relief. Thereafter the Non Settling Defendants re-presented their respective letters of credit and negotiated the same.

23. In addition to Morgens Waterfall, Keyport and SunAmerica, the Paulson Plaintiffs' Litigation includes, among others, Elsinore and Riviera as party Defendants. The Paulson Plaintiffs' Proposed Fourth Amended Complaint alleges the following causes of action against Morgens, Waterfall, Vintiadis & Company,
Inc.: 1) violations of Section 10(b) of the 1934 Securities Exchange Act and Rule 20b-5; 2) Fraud; 3) Negligent Misrepresentation; 4) Intentional
Interference With Contractual Relations; 5) Breach of Contract regarding the Riviera Option Agreement; 6) Breach of Implied Covenant of Good Faith and fair Dealing regarding The Riviera Option Agreement; 7) Breach of Contract regarding the Elsinore Option Agreement; 8) Breach of Implied Covenant of Good Faith and Fair Dealing regarding the Elsinore Option Agreement; 9) Rescission and Restitution Based on Fraud in the Inducement regarding the Elsinore and Riviera Option Agreements; 10) Rescission and Restitution Based Upon Mutual Mistake regarding the Elsinore and Riviera Option Agreements; 11) Rescission and Restitution Based on Breach of Contract regarding the Elsinore and Riviera Option Agreements; 12) Breach of Warranties of Presentment; and 13) Declaratory Relief regarding the Elsinore and Riviera Option Agreements.

24. Riviera executed a Settlement Agreement with the Paulson Plaintiffs, dated July 2, 1999, and, on or about August 4, 1999, moved for Entry of Settlement Bar Order and Final Judgment. Under the Settlement Agreement, Riviera and the Paulson Plaintiff have agreed, in pertinent part, to the following:

                    Purchase and Sale of the Paulson Shares

1. On the "Effective Date," as defined in Section 15 hereof, Riviera will purchase from Paulson and Paulson will sell to Riviera (or its assignees) the Paulson Shares at a price of $7.50 per share for a total purchase price of $3,477,412.50. The Paulson Plaintiffs hereby represent, warrant and agree that the Paulson Shares will be transferred to Riviera (or its assignees) free and clear of all liens, charges and encumbrances or rights of any third parties.

                    Disposition of Escrow Consideration

2. On the Effective Date, Riviera and Gaming and, if necessary, any other Paulson Plaintiff, shall execute a letter of instruction substantially in the form annexed hereto as Exhibit A: (i) instructing the Escrow Agent to present the Letters of Credit for payment; and (ii) directing the Escrow Agent to distribute $1,522,587.50 of the Escrow Consideration to Gaming and to distribute the remainder of the Escrow Consideration to a disbursing agent designated by Riviera, for the benefit of the Contingent Value Rights Holders.

25. Contingent Value Rights ("CVR") holders are holders of certain securities issued by Riviera. CVRs entitle the holders with rights to receive contingent proceeds (equal to $3 per CVR plus interest at 7% per annum beginning June 1, 1997).

26. Two Riviera directors have interests as CVR holders. Riviera's settlement with the Paulson Plaintiffs gives these directors special compensation because the settlement is funded mostly from the Riviera treasury instead of from the escrow funds. The director with the largest interest in the escrow funds, William L. Westerman, Riviera's president, recused himself from voting on the settlement. However, Robert Barengo, the other director with an interest in these funds did not. Those two directors were not sued by Paulson.

27. At all relevant times, the market value of Riviera stock was approximately $4.00 per share. Thus, the value of Paulson's 463,655 shares is $1,854,620; and Riviera is paying substantially more than market price for the Paulson stock by paying almost twice the per share price on $7.50 per share for a total purchase price of $3,477,412.50.

28. While the Settlement Agreement releases Riviera, its present and former officers, directors, agents, etc., from all claims asserted by the Paulson Plaintiffs, the Non-Settling Defendants are excluded from this release, and the Paulson Plaintiffs have continued to pursue their lawsuit against the Non-Settling Defendants.

29. Riviera has moved in the Paulson Plaintiffs Action for entry of a Settlement Bar Order with respect to the Settlement Agreement which, inter alia, "extinguishe[s]), discharge[s] and otherwise satisfie[s]" "all claims, actions, allegations, causes of action, demands or rights or claims over, for, or seeking contribution, indemnification, equitable apportionment, reimbursement or other recovery, however denominated, by any person, including but not limited to the Non-Settling Defendants, against the Settling Defendant and/or the Riviera Related Parties, which are based upon or which seek recovery of liability (in whole or in part) for, or which result or arise in any way from, either directly or indirectly, any Paulson Released Claims. . . ." Thus, Riviera is seeking through the Settlement Bar Order protection from claims of indemnity and other relief by the nonsettling shareholders, including Morgens Waterfall, for any conduct by Riviera with respect to the Paulson transactions.

30. As part of the Settlement Agreement between Paulson Plaintiffs and Riviera, Riviera negotiated an "Amendment of Complaint" provision which was intended to protect the Nonsettling Defendants, including Morgens Waterfall, from claims based upon alleged wrongdoing or breaches by Riviera.

31. This "Amendment of Complaint" provision protected the non-settling minority shareholders from the unjust consequence of defending Riviera's conduct without a right of indemnity if the Settlement Bar Order were approved.

32. Morgens Waterfall sought and received clarification from Riviera that the "Amendment of Complaint" protected Morgens Waterfall from derivative claim based upon alleged wrongdoing or breaches by Riviera.

33. Morgens, Waterfall also sought clarification from the Paulson Plaintiffs that the "Amendment of Complaint" protected Morgens Waterfall from claims based upon alleged wrongdoing or breaches by Riviera. The Paulson Plaintiffs refused to provide the requested clarification and have indicated that they do not interpret the Settlement Agreement to prevent the Paulson Plaintiffs from seeking to impose on Morgens Waterfall liability derivative of Riviera's liability.

34. Morgens Waterfall has requested that Riviera not proceed with the Settlement Bar Order until there is a satisfactory clarification of the "Amendment of Complaint" provision. Riviera has refused to seek clarification of the Settlement Agreement.

                             FIRST CLAIM FOR RELIEF

            (Direct Claims Against Riviera Seeking Injunctive Relief)

35. Plaintiff repeats and realleges all allegations set forth in paragraphs I through 34 of this Complaint as though fully set forth herein.

36. Riviera through its officers and directors is seeking a Settlement Bar Order even though the provisions of the Settlement Agreement, in particular, the "Amendment of Complaint" provision, are ambiguous and the interpretation thereof is in dispute.

37. Riviera claims that, should Riviera obtain a Settlement Bar Order, Morgens Waterfall and other minority shareholders would be prevented from seeking indemnity and contribution and other remedies against Riviera for its conduct.

38. Riviera's attempt to obtain a Settlement Par Order under the current circumstances is a violation of its fiduciary duty to its minority shareholders in that it creates inequitable and unfair treatment of the minority shareholders.

39. Morgens Waterfall will be irreparably banned if the Settlement Agreement is not interpreted to protect Morgens Waterfall and other non-settling minority shareholders from derivative liability for the acts and conduct of Riviera.

40. Morgens Waterfall will be subjected to the expense of defending itself from claims based on the conduct of Riviera.

41. There is no adequate remedy at law to protect Morgens Waterfall from Riviera's actions with respect to the Settlement Agreement and the Settlement Bar Order.

42. Morgens Waterfall is entitled to injunctive relief preventing Riviera from participating in the Settlement Bar Order unless and until there is a clarification of the "Amendment of Complaint" provision in the Settlement Agreement.

43. Morgens Waterfall has been required to obtain the services of an attorney and is entitled to reimbursement of its attorney fees, and costs.

                             SECOND CLAIM FOR RELIEF

                                   (Indemnity)

44. Plaintiff repeats and realleges all allegations set forth in paragraphs I through 41 of this Complaint as though fully set forth herein.

45. Riviera has a duty to indemnify and hold harmless Morgens Waterfall from and against all losses, damages, liabilities and claims, demands and obligations based upon its conduct.

46. Morgens Waterfall herein seeks to have Riviera hold Morgens Waterfall harmless and to indemnify Morgens Waterfall from and against all losses, damages, claims, demands and obligations as a result of Riviera's wrongful conduct with respect to the Paulson buy-out agreement, the Paulson escrow agreement and all other matters involving the Paulson failed merger.

47. As a result of the conduct and omissions of Riviera Morgens Waterfall will incur reasonably foreseeable losses and is entitled to indemnity and payment of its attorney fees and cost in defending the wrongful conduct of Riviera.

48. Morgens Waterfall has been required to obtain the services of an attorney and is entitled to reimbursement of its attorney fees and costs.

                             THIRD CLAIM FOR RELIEF

                       (Damages Breach of Fiduciary Duty)

49. Plaintiff repeats and realleges all allegations set forth in, paragraphs 1 through 48 of this Complaint as though fully set forth herein.

50. Riviera has breached its fiduciary duty to Morgens Waterfall by entering into and seeking to consummate a Settlement Agreement with actual knowledge that it leaves Morgens Waterfal unprotected from claims based on Riviera's own conduct, representations and breaches. In addition, Riviera has breached its fiduciary duty to Morgens Waterfall and its minority shareholders by discriminating in favor of the Paulson shareholders in that they have paid a premium for the Paulson shareholders shares from the corporate treasury.

51. Further, the directors and Riviera have breached their fiduciary duty by self dealing, voting in favor of a Settlement Agreement which protects the interest of certain shareholders, and provides premium payment to certain shareholders from the treasury of the corporation, diminishing the assets of the corporation and thus banning the value of Morgens Waterfall's shares.

52. As a result of the wrongful conduct of the directors of Riviera, Morgens Waterfall has suffered damages consisting of reduction in the value of its stock in Riviera, additional litigation expenses, potential future loss of monies obtained from Paulson as part of the Paulson Merger and other consequential damages.

53. Morgens Waterfall has been required to obtain the services of an attorney and is entitled to reimbursement of its attorney fees and costs.

                             FOURTH CLAIM FOR RELIEF

                (Derivative Claim Against Defendants for Failure

                  to Protect Interest of Minority Shareholders)

54. Plaintiff repeats and realleges all allegations set forth in paragraphs 1 through 34 of this Complaint as though fully set forth herein.

55. On September 27, 1999 a Demand letter was delivered to the Defendant, On 22 September 29, 1999, counsel for Riviera rejected Plaintiffs Demand. Therefore, Plaintiffs demand for clarification and non-discriminatory conduct has been rejected. Plaintiffs representatives have been in discussion with attorneys for both Riviera and Paulson for several months to clarify the Settlement Agreement. The corporation's counsel has already indicated that it wishes to pursue Settlement Bar Order; further, the matter is currently set for hearing in the United States District Court, Central District of California, Western Division for October 4, 1999.

56. The Defendants in their roles as Officers and directors of the corporation have participated in acts which have violated their fiduciary duty to the minority shareholders in that they are seeking a Settlement Bar Order which will place the minority shareholders in the position of having to defend the conduct of the corporation without the right of indemnity.

57. The Defendants, in their roles as officers and directors of the corporation, have participated in a Settlement Agreement which discriminates in favor of certain shareholders including directors and is wasteful of the corporate assets, inasmuch as it pays a premium to the Paulson shareholders without a compensating benefit to the corporation.

58. The assets of the corporation arc being wasted by paying a premium to the Paulson shareholders.

59. By virtue of the Defendants' breach of their fiduciary duties, the minority shareholders will suffer damages and protracted litigation.

60. Therefore, Morgens Waterfall hereby requests that this Court enter an order for judgment against Riviera as follows:

              1. Causing Riviera to seek declaratory relief interpreting the Settlement Agreement to provide that the Amendment of Complaint provision protects the non-settling minority shareholders from derivative liability for the conduct of Riviera;

              2. Causing Riviera to provide indemnity to the minority shareholders for the conduct of Riviera with respect to its dealings with Paulson and Paulson related companies in the merger and acquisition agreements, and subsequent termination; and

              3. Preventing Riviera from wasting the corporate assets by purchasing the Paulson stock above market value.

61. Morgens Waterfall has been required to obtain the services of an attorney and is entitled to reimbursement of its attorney fees and costs.

WHEREFORE, Morgens Waterfall hereby requests that this court enter an order for judgment against Riviera as follows:

              1. Injunctive relief against the corporation, Riviera, preventing it from proceeding forward with the Settlement Bar Order until such time that there is a clarification among the parties with respect to the scope of the "Amendment of Complaint" provision in the Settlement Agreement so that it protects Morgens Waterfall and other minority shareholders from derivative liability for the conduct, representations and breaches of Riviera;

              2.  For  indemnity   against  Riviera  for  its  wrongful  conduct
              involving Riviera's wrongful conduct and actions with respect to the Paulson Merger Agreement and subsequent termination;

              3. For damages in excess of $10,000.00 as set forth above;

              4. For an order compelling Riviera to:

                        a. Seek declaratory relief regarding the "Amendment of Complaint" provision of the Settlement Agreement protecting the non-settling minority shareholders including Morgens Waterfall from derivative liability for the wrongful conduct of Riviera;

                        b.  Provide indemnity to Morgens Waterfall;  and

                        c. Not  waste  corporate  assets  through  payment  of a
                           premium for Paulson stock.

              4.  An award of costs to the Plaintiffs;

              5. Reasonable attorneys' fees and costs incurred herein; and

              6. For such other and further relief as this Court deems proper.

              DATED this 30 day of September, 1999.

                                                         CURRAN & PARRY



                                                         STANLEY W. PARRY, ESQ.
                                                         State Bar No. 1417
                                                         601 S. Rancho Dr-, C-23
                                                         Las Vegas, Nevada 89106
                                                         (702) 471-7000
                                                         Attorneys for Plaintiff

                                  VERIFICATION

STATE OF NEW YORK               )
                                ) ss.
COUNTY OF NEW YORK              )

I, Joann McNiff, under penalty of perjury, being first duly sworn, deposes and says:

That she is the house counsel of Morgens, Waterfall, Vintiadis & Co., Inc., Plaintiff herein; that he has read the above and foregoing VERIFIED COMPLAINT and knows the contents thereof, and that he is informed and believes and upon the basis of such information and belief, alleges the same to be true.

                                                       /s/ Joann McNiff
                                              ----------------------------------

SUBSCRIBED and SWORN to before

Me this 29 day of September, 1999.

/s/ Maggie Collazo
Notary Public